Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228179-01 and 333-259245 on Form S-3 of our report dated February 24, 2022, relating to the consolidated financial statements and financial statement schedule of Evergy Metro, Inc. and subsidiaries, appearing in this Annual Report on Form of 10-K for the year ended December 31, 2021.

Kansas City, Missouri
February 24, 2022